Exhibit (h)(10)(b)

                                    AMENDMENT

This Amendment dated 29 June 2001 by and between Harris Trust and Savings Bank ("Harris Bank") and PFPC Inc. ("PFPC") amends the Sub-Administration and Accounting Services Agreement between the parties dated 1 July 1996 and the Sub-Transfer Agency Services Agreement between the parties of even date therewith (each an "Agreement" and collectively the "Agreements").

WHEREAS, Harris Bank is party to a Transfer Agency Services Agreement between Harris Bank and Harris Insight Funds Trust ("Trust") dated 1 July 1996 and an Administration Agreement between Harris Bank and Harris Insight Funds Trust of even date therewith; and

WHEREAS, Regulation S-P of the U.S. Securities and Exchange Commission ("Regulation") and other federal financial services laws and regulations requires that third parties that obtain from a financial institution nonpublic personal information about the financial institution's customers enter into a contract that meets the requirements of the Regulation and those federal laws and regulations concerning nondisclosure of such information; and

WHEREAS, PFPC in the course of performing the various services described in the Agreements (hereinafter referred to collectively as the "Services") obtains such information from the Trust and/or Harris Bank;

NOW, THEREFORE, in consideration of the promises contained in this Amendment the parties wish to amend their Agreements as follows:

1. PFPC agrees that all disclosures that contain information identifying the Trust's and/or Harris Bank's customers and financial or any other information pertaining to the Trust's and/or Harris Bank's customers, specifically including "non-public personal information" as defined by the Regulation (hereinafter referred to collectively as "Confidential Information"), are and remain the sole and exclusive property of the Trust or Harris Bank, respectively.

2. PFPC agrees: (a) to use the same means it uses to protect its own confidential and proprietary information to maintain the secrecy and confidentiality of the Confidential Information, (b) except (i) insofar as Confidential Information is provided to Harris Bank to permit it to carry out its duties and functions as transfer agent, administrator, and servicing agent for the Trust or (ii) as provided in (e) below, not to disclose any Confidential Information to an unaffiliated third party without the prior written consent of the Trust or Harris Bank, respectively, (c) not to use any Confidential Information for any purposes other than providing the Services, (d) to disclose the Confidential Information only to its employees and affiliates who have a need to know the information for the Services, (e) to disclose the Confidential Information only to its agents, to third parties, and independent contractors:
(i) who have a need to know the Confidential Information to perform the Services and (ii) who have executed confidentiality or non-disclosure agreements that include terms materially the same as those in this Amendment, (f) to inform its employees, agents, independent contractors, and affiliates (collectively called "Representatives") of the confidential nature of the Confidential Information, and (g) to take reasonable steps to prevent the Representatives from acting in a manner inconsistent with the terms of this Amendment.

3. It is not a breach of this Amendment to disclose Confidential Information required to be disclosed by law or judicial process or governmental authorities, provided PFPC first gives the Trust and Harris Bank reasonable notice of such law, order or process.

4. PFPC agrees, upon request of Harris Bank or the termination of either Agreement, to return immediately all Confidential Information (including copies thereof) obtained pursuant to such Agreement to Harris Bank or to destroy such Confidential Information and copies as directed by Harris Bank and to certify their destruction; to make only such copies or partial copies of the Confidential Information as are needed to perform the Services; to include on any copies permitted under this Amendment any Trust, Harris Bank, or third-party confidentiality or

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proprietary notices and legends that appear on the original documents; and
immediately to notify Harris Bank in writing if PFPC discovers that it has lost or is otherwise unable to return any Confidential Information.

5. PFPC agrees that in addition to whatever other remedies to which Harris Bank or the Trust is entitled at law or in equity, PFPC shall indemnify and save harmless each of them from and against any claims, liability, costs, damages and expenses (including legal fees and disbursements) for which Harris Bank or the Trust, respectively, may be held liable as a result of PFPC's breach of its obligations under this Amendment.

6. PFPC acknowledges that, notwithstanding the execution of this Amendment, Harris Bank maintains the sole and absolute discretion to determine what, if any, information it will release to PFPC. Harris Bank's disclosure of Confidential Information to PFPC shall not be construed as granting PFPC a license or any rights under any copyright legislation, patent legislation, or rights in trade secrets.

7. All other terms and conditions of the Agreements shall continue in full force and effect. In event of a conflict between a provision of this Amendment and a provision of either Agreement, this Amendment shall govern. This Amendment shall survive the termination of the Agreements.

8. With respect to the Trust, a Massachusetts business trust, each of the parties hereto acknowledges and agrees that, to the extent trustees or officers of the Trust are regarded as entering into this Agreement, they do so only as trustees or officers and not individually, and that the obligations of this Agreement are not binding upon any such trustee or officer individually, or upon any shareholder, employee, or agent of the Trust, but are binding only upon the assets and property of the Trust or series thereof.

IN WITNESS WHEREOF, the parties have set their hands as of the date first above written.


HARRIS TRUST AND SAVINGS BANK           PFPC INC.

By:      /s/ Peter P. Capaccio          By:         /s/ Stephen M. Wynne
     -------------------------------          --------------------------------

Name:    Peter P. Capaccio              Name:       Stephen M. Wynne
     --------------------------------         --------------------------------

Title:   S.V.P.                         Title:      Executive Vice President
      ------------------------------           -------------------------------

Date:    June 29, 2001                  Date:       July 12, 2001
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